EXECUTION COPY

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), is made and entered into as of August 21, 2019, by and among Albertsons Companies, Inc., a Delaware corporation (the “Company”) and Shane Sampson (the “Executive,” and collectively with the Company, the “Parties” and each a “Party”). Capitalized words and phrases used in this Agreement shall have the meanings set forth on Appendix A unless defined elsewhere herein.
Section 1.Employment Status and Separation Payments.
(a)    Separation From Service. The Executive hereby acknowledges his separation from service (including the termination of his employment and membership on the governing boards of the members of the Company Group) with the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”), including any and all positions he has held as an officer, director, committee member or other service provider of any member of the Company Group effective September 7, 2019 (the “Separation Date”). The Executive hereby acknowledges that after the Separation Date he shall not represent himself as being an employee, officer, director, agent or representative of the Company or any other member of the Company Group for any purpose. Except as otherwise expressly provided herein, the Separation Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any other member of the Company Group, and following the Separation Date, the Executive will be entitled to receive amounts payable to him under any tax-qualified plans maintained by the Company and any other member of the Company Group and in which he participated in accordance with the terms of each such plan and applicable law.
(b)    Separation Payments. In connection with the Executive’s termination of employment, the Executive shall be entitled to the following: (i) payment for accrued unused vacation days, payable in accordance with Company policy; (ii) the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 4.3 of the Employment Agreement, if any, to and including the Separation Date; (iii) the earned but unpaid portion of any Bonus earned in respect of any completed performance period prior the Separation Date, payable in accordance with Section 4.2 of the Employment Agreement; and (iv) expenses reimbursable under Section 4.4 of the Employment Agreement that were incurred but not yet reimbursed to the Executive, if any, through the Separation Date. In addition, in consideration for the Executive’s release and waiver of claims set forth in Section 2, subject to his execution and non-revocation of this Agreement, the Company shall provide the Executive (or shall cause him to be provided) with the following payments, benefits and other consideration (collectively, the “Post-Termination Payments”):
(i)    a lump sum payment of $3,600,000 which represents two hundred percent (200%) of the sum of (x) the Executive’s Base Salary as of the date hereof plus (y) the Target Bonus (based on the Executive’s current Base Salary);
(ii)    a lump sum payment equal to fifty percent (50%) of the annual Bonus, if any, that the Executive would have received in respect of the fiscal year ending February 29, 2020 had the Executive remained employed for the entirety of such fiscal year, payable no later than May 15, 2020; and

(iii)    reimbursement of the cost of continuation coverage of group health coverage (including family coverage) for a maximum of eighteen (18) months (which eighteen (18) month period shall include, and run concurrently with, the maximum continuation coverage period pursuant to COBRA) to the extent the Executive elects and is eligible for continuation coverage pursuant to COBRA and subject to the terms of the Company’s group health plan and applicable law; provided that, (A) if and to the extent that any benefit described in this Section 1(b)(iii) cannot be paid or provided under the group health plan of the Company, the Company will itself pay or provide for the payment to the Executive, his dependents, eligible family members, and beneficiaries of such benefits (the “COBRA Payment”), together with, in the case of any benefit specified in this Section 1(b)(iii) that is subject to tax because it is not or cannot be paid or provided under the Company’s group health plan, an additional amount such that after payment by the Executive or his dependents or beneficiaries, as the case may be, of all taxes so imposed on such benefit, the recipient retains an amount equal to the COBRA Payment and (B) notwithstanding the foregoing, benefits under this Section 1(b)(iii) shall cease if and when the Executive is covered under another employer group health plan.
(c)    Benefits. The Executive shall also be entitled to all vested benefits to which the Executive is entitled under the terms of the Company’s benefit plans, programs or arrangements in which the Executive participates (other than severance, bonus or other incentive compensation plans, programs or arrangements) and, on the Separation Date, shall forfeit, without consideration, any compensation or benefits with respect to which the Executive is not vested as of the Separation Date, including any unvested Phantom Units awarded to the Executive under the Albertsons Companies, Inc. Phantom Unit Plan shall forfeited.
(d)    No Further Entitlements. The Executive acknowledges and agrees that except as specifically provided herein, the Post-Termination Payments are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any alleged written or oral employment agreement, arrangement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between the Executive and the Company or any other member of the Company Group. The Parties agree that the Post- Termination Payments are in lieu of, and not in addition to, any payments or benefits that the Executive is eligible to receive following a termination of employment pursuant to the Employment Agreement or any other agreement between the Executive and the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall terminate, adversely impact or otherwise modify any rights and entitlements, monetary or otherwise, which the Executive may have by virtue of the ownership of equity interests in AIH or KIM ACI, which shall be governed in accordance with the terms of the respective LLC Agreement.
(e)    Taxes. The Post-Termination Payments shall be subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.
Section 2.Release. In consideration of the Post-Termination Payments, and other good and valuable consideration to which the Executive agrees the Executive would not otherwise be entitled without executing this Agreement, the Executive hereby releases each

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member of the Company Group and its respective present and former partners, directors, officers, principals, shareholders, members, employees, agents, attorneys, successors and assigns (together, the “Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, losses, liabilities, warranties, promises, undertakings, attorneys’ fees and demands whatsoever in law, equity or otherwise (“Claims”), which the Executive, or the Executive’s heirs, executors, administrators and assigns have, or may hereafter have against the Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, from the beginning of the world to the date hereof, including without limitation any and all matters relating to the Executive’s employment by the Company Group, or termination therefrom, the Employment Agreement, the Award Agreement, the Executive’s compensation, expenses, employee benefits, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., ERISA, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Idaho Fair Employment Practices Act, I.C. Section 67-5901, et seq., the Idaho Equal Pay Law, I.C. Section 44-1701, et seq., the Idaho Civil Rights Law, I.C. Section 18-7301, et seq., the Idaho Wage Claim Statute, I.C. Section 45- 601, et seq., the California Family Rights Act, the California Labor Code, except as prohibited by law, the California Workers’ Compensation Act, except as prohibited by law, and the California Fair Employment and Housing Act, all as amended. Notwithstanding the foregoing, nothing in this Section 2 shall: (i) affect any vested employee benefits to which the Executive may be entitled under any existing employee benefit plans of the Company, (ii) affect the Executive’s rights to indemnification that the Executive may have under the Company’s corporate documents, Employment Agreement, or otherwise, including, but not limited to, those rights set forth in Section 8 of the Employment Agreement, (iii) affect the Executive’s equity interests in AIH or KIM ACI; or (iv) prohibit the Executive from enforcing this Agreement. This Agreement is intended to be a general release of any and all claims to the fullest extent permissible by law.
Section 3.No Pending Claims. The Executive represents and warrants that the Executive does not presently have on file, and further represents and warrants that the Executive will not hereafter file, any claims, grievances or complaints against the Released Parties in or with any court, or before any other tribunal or panel or arbitrators, public or private, based upon any Claims against any Released Party released pursuant to Section 2 above. The Executive represents and warrants that the Executive does not have any knowledge of any claims, grievances or complaints of any nature that the Executive has against or concerning the Released Parties. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), provided that the Executive may not receive any monetary relief as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge. The Executive further understands that this

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Agreement does not limit the Executive’s ability to communicate with any Government Agencies, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.
Section 4.Non-Admission; Inadmissibility. The execution of this Agreement and the performance of its terms (i) does not constitute an admission by any member of the Company Group of any unlawful tortious action or any violation of any contract or any federal, state or local decisional law, statute, regulation or constitution, and the Company specifically denies any such wrongdoing or violation, and (ii) shall in no way be construed to be an admission of liability by either the Executive or the Company Group with respect to any claims, disputes or controversies between the Executive and the Company Group. This Agreement is entered into solely to resolve all matters related to or arising out of the Executive’s employment with the Company Group and the cessation thereof, and its execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.
Section 5.California Civil Code Section 1542. The Executive acknowledges that the Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Executive, being aware of said code section, agrees to expressly waive any rights the Executive may have thereunder, as well as under any other statute or common law principles of similar effect. In addition, as to the Executive, this waiver is given in the Executive’s individual capacity and in the Executive’s capacity as a former employee and officer of the Company Group.
The Executive understand that this waiver is not a mere recital, but is a knowing and voluntary waiver of rights and benefits otherwise available, and the Executive agrees that this waiver is an essential and material term of this Agreement, and that without such waiver, the Company would not have entered into this Agreement. In the event that any waiver of the provisions of Section 1542 of the California Civil Code provided herein should be judicially determined to be invalid, voidable or unenforceable for any reason, such waiver to that extent shall be severable from the remaining provisions of this Agreement and the invalidity,

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voidability or unenforceability thereof shall not affect the validity, effect, enforceability or interpretation of the remaining provisions of this Agreement.
Section 6.Representations. The Executive represents and warrants that the Executive fully understands the terms of this Agreement and that the Executive knowingly and voluntarily, of the Executive’s own free will without any duress or physical or mental impairment of any kind, being fully informed and after due deliberation, accepts its terms and signs the same as the Executive’s own free act. The Executive further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and the Executive is entering into this Agreement without any reliance upon any statement or representation by any of the Released Parties or any other person concerning any fact material hereto. The Executive understands that as a result of entering into this Agreement, the Executive will not have the right to assert that the Company or any member of the Company Group unlawfully terminated the Executive’s employment or violated any rights in connection with such employment. The Executive acknowledges and agrees that, but for the execution and non-revocation of this Agreement, the Executive would not be entitled to the Post-Termination Benefits.
Section 7.Effective Date.
(a)    This Agreement is valid only if signed by the Executive and returned to the Company within twenty-one (21) days following the date on which the Executive received this Agreement. The Executive acknowledges that the Executive received this Agreement on the Separation Date. This Agreement must be returned to General Counsel, Albertsons Companies, Inc., 250 Parkcenter Blvd, Boise, ID 83706. The Executive has seven (7) days following the date that the Executive signs this Agreement and returns it to the Company during which to revoke it, by delivering a written notice of revocation to General Counsel, Albertsons Companies, Inc., 250 Parkcenter Blvd, Boise, ID 83706. To be effective, such revocation must be received no later than 11:59 p.m. (Boise, Idaho time) on the seventh (7th) calendar day following the Executive’s execution of this Agreement. Provided that it is not revoked, this Agreement will be effective on the eighth (8th) day following the Company’s receipt of the valid Agreement signed by the Executive.
(b)    The Executive acknowledges that the Company has provided the Executive with at least twenty-one (21) days from the date upon which this Agreement is delivered to the Executive within which to consider the terms and effect of this Agreement. The Executive agrees that any changes made to this Agreement from the time it was first offered to the Executive, whether material or immaterial, do not restart the running of the twenty-one (21) day period. If the Executive elects to execute this Agreement before the expiration of the twenty-one (21) day period, the Executive acknowledges that the Executive has chosen, of the Executive’s own free will without any duress, to waive the Executive’s right to the full twenty- one (21) days.
(c)    The Company hereby advises the Executive to consult with an attorney prior to signing this Agreement.

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Section 8.Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
Section 9.Continuing Obligations. The Executive acknowledges and agrees that Sections 6 and 7 of the Employment Agreement remain in full force and effect and survive the termination of the Executive’s employment with the Company in accordance with their terms. For the avoidance of doubt, the Parties expressly acknowledge and agree that the duration of the Non-Solicitation or Hire and Non-Competition provisions contained in Sections 6.2 and 6.3 of the Employment Agreement, respectively, is twenty-four (24) months from the Separation Date.
Section 10.Restrictive Covenants.
(a)    Confidentiality.
(i)    During the course of the Executive’s employment by the Company and its affiliates, the Executive had access to certain trade secrets and confidential information relating to the Company, its subsidiaries and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, disclose any

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Confidential Information, directly or indirectly, to any person or entity, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.
(ii)    All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (as defined below), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, its subsidiaries and its affiliates, and the Executive shall not remove any such items from the premises of the Company, its subsidiaries and its affiliates.
(iii)    As requested by the Company and at the Company’s expense, immediately following the Separation Date, the Executive shall promptly deliver to the Company, its subsidiaries and its affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within the Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive shall provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
(b)    Non-Solicitation or Hire. For a twenty-four (24) month period following the Separation Date, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any supplier, vendor or service provider to the Company, its subsidiaries or its affiliates to terminate, reduce or alter negatively its relationship with the Company, its subsidiaries or its affiliates or in any manner interfere with any agreement or contract between the Company, its subsidiaries or its affiliates and such supplier, vendor or service provider; or (b) any employee of the Company, its subsidiaries or its affiliates or any person who was an employee of the Company, its subsidiaries or its affiliates during the twelve (12) month period immediately prior to the Separation Date to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business.
(c)    Non-Competition. For a twenty-four (24) month period following the Separation Date, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, its subsidiaries or its affiliates, organize,

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establish, own, operate, manage, control, engage in, participate in, invest in, permit the Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, its subsidiaries or its affiliates on the Separation Date or within twelve (12) months following the Separation Date in the geographic locations where the Company, its subsidiaries or its affiliates engage or, to the Executive’s knowledge, propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
(d)    Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by the Executive or which came into the Executive’s possession during the Executive’s employment by the Company, its subsidiaries or its affiliates are the sole property of the Company, its subsidiaries and its affiliates (“Company Property”). The Executive shall not, at any time, remove, or cause to be removed, from the premises of the Company, its subsidiaries or its affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, its subsidiaries or its affiliates, except in furtherance of the Executive’s duties under this Agreement. Upon the Separation Date, the Executive shall promptly deliver to the Company all copies of Company Property in the Executive’s possession or control.
(e)    Nondisparagement. The Executive agrees that the Executive shall not at any time publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
Section 11.Section 409A. The Parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with this intent. The Parties also intend that the Executive shall have a “separation from service” from the Company on the Separation Date. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement,

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reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
Section 12.Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned; provided that the Company may assign this Agreement to any successor. In the event of the Executive’s death, all amounts then due and owing to the Executive (including as a result of his death) shall be paid to the legal representative of his estate, or to his beneficiary if specifically designated.
Section 13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
Section 14.Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
Section 15.Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.
Section 16.Defend Trade Secrets Act. The Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (a) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.
Section 17.Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Executive or any Released Party.
Section 18.Draftsmanship. It is the intention of the parties that every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated.
Section 19.Remedy for Breach. The Company and the Executive acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in this

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Agreement shall result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining the Executive from violating, or directing the Executive to comply with any provision of this Agreement. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against the Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Company’s remedies for any breach of any restriction on the Executive set forth in this Agreement, except as required by law, the Executive shall not be entitled to any Post- Termination Payments if the Executive has breached the covenants applicable to the Executive contained in this Agreement or the Employment Agreement, the Executive shall immediately return to the Company any such Post-Termination Payments previously received, upon such a breach, and, in the event of such breach, the Company have no obligation to pay any of the amounts that remain payable by the Company under this Agreement.
Section 20.Binding Release. The provisions of this Agreement shall be binding upon the Executive’s heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
Section 21.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Idaho applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law. THE PARTIES AGREE TO WAIVE THEIR RIGHT TO A TRIAL BY JURY.
Section 22.Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
(a)    If the Company, to:
Albertsons Companies, Inc.
250 Parkcenter Blvd
Boise, ID 83706
Attention:     General Counsel
Telephone:     (208) 395-5785
(b)    If the Executive, to the Executive’s home address reflected in the Company’s records.

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Section 23.Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Notwithstanding the foregoing, this Agreement shall not supersede the LLC Agreements, which shall remain in full force and effect.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE

/s/ Shane Sampson
Shane Sampson

ALBERTSONS COMPANIES, INC.

By:    /s/ Robert A Gordon
Name: R. A. Gordon
Title:EVP

Date: 8-21-19

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Appendix A

“Agreement” has the meaning set forth in the preamble to this Agreement.
“AIH” means Albertsons Investor Holdings LLC, a Delaware limited liability company.
“Base Salary” has the meaning set forth in the Employment Agreement.
“Bonus” has the meaning set forth in the Employment Agreement.
“Business” has the meaning set forth in Section 10(c).
“Claims” has the meaning set forth in Section 2.
“COBRA” means health continuation coverage pursuant to Part 6 of Title I of ERISA and Section 4980B of the Code.
“COBRA Payment” has the meaning set forth in Section 1(b)(iii).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Group” has the meaning set forth in Section 1(a).
“Company Property” has the meaning set forth in Section 10(d).
“Confidential Information” has the meaning set forth in Section 10(a)(i).
“Disparaging” has the meaning set forth in Section 10(e).
“Employment Agreement” means the Amended and Restated Employment Agreement by and between the Executive and the Company, dated as of May 1, 2019.
“EEOC” has the meaning set forth in Section 3.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.
“Executive” has the meaning set forth in the preamble to this Agreement.
“Government Agencies” has the meaning set forth in Section 3.
“KIM ACI” means KIM ACI, LLC, a Delaware limited liability company.
“LLC Agreement” means (i) with respect to AIH, the Limited Liability Company Agreement of AIH, dated as of March 25, 2019 and (ii) with respect to KIM ACI, the Limited Liability Company Agreement of KIM ACI,, dated as of March 25, 2019, in each case as may be amended from time to time.

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“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Phantom Units” has the meaning set forth in the Albertsons Companies, Inc. Phantom Unit Plan.
“Post-Termination Payments” has the meaning set forth in Section 1(b).
“Protected Parties” has the meaning set forth in Section 10(a)(i).
“Released Parties” has the meaning set forth in Section 2.
“Separation Date” has the meaning set forth in Section 1(a).
“Target Bonus” has the meaning set forth in the Employment Agreement.

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